                                                                     Exhibit 4.2


                   _________________________________________

                    NON-PRINCIPAL SHARE PURCHASE AGREEMENT
                  ___________________________________________


                                 By and Among


                              JAMES BEVERIDGE (1)
                             HOWARD WATERFALL (2)
                            CHRISTIAN FERNANDEZ (3)
                                NOAH HARRIS (4)
                              NICHOLAS BRIGGS (5)
                              WAYNE THORNHILL (6)
                               ANDREW FEARON (7)
                        SKY NEW MEDIA VENTURES PLC (8)
                         HSBC INVESTMENT BANK PLC (9)
        CAZENOVE NEW EUROPE ACCESS FUND NO. 1 LIMITED PARTNERSHIP (10)
        CAZENOVE NEW EUROPE ACCESS FUND NO. 2 LIMITED PARTNERSHIP (11)
                               OPENTV CORP. (12)


                           DATED as of 13 June 2001

                                    CONTENTS
                                    --------

Clauses                                                                                  Pages
-------                                                                                  -----

1.    Definitions and Interpretation........................................................   3
2.    Sale of Sale Shares, Sale of the Loan Notes and surrender of Options..................  10
3.    Consideration.........................................................................  11
4.    Conditions............................................................................  13
5.    Completion............................................................................  15
6.    United States Securities Law Compliance...............................................  19
7.    Warranties............................................................................  20
8.    Restriction on Announcements..........................................................  23
9.    Confidentiality of Information Received...............................................  24
10.     Costs...............................................................................  24
11.     General.............................................................................  25
12.     Notices.............................................................................  28
13.     Governing Law and Submission to Jurisdiction........................................  30

SCHEDULE 1A
           The Vendors......................................................................  32
SCHEDULE 1B
           Principal Shareholders and Optionholders.........................................  34
SCHEDULE 2
           Details of the Company...........................................................  36
SCHEDULE 3
           The Subsidiaries.................................................................  38
SCHEDULE 4A
           Warranties.......................................................................  41
SCHEDULE 4B
           Additional Acknowledgements of the Canadian Shareholder..........................  45
SCHEDULE 4C
           Purchaser's Warranties...........................................................  46
SCHEDULE 5
           Principal Share Purchase Agreement...............................................  51

DATE: 13 June 2001

PARTIES:

(1)  JAMES BEVERIDGE of Westwood, Hedgerow, Buckinghamshire SL9 OHD ("JB");

(2)  HOWARD WATERFALL, of Flat 3, 50 Dorchester Road, London W2 6ET ("HW");

(3)  CHRISTIAN FERNANDEZ, of Flat 10, 24 Rathbone Street, London W1T 1NY ("CF");

(4) NOAH HARRIS, of Flat 1, 6 King Edwards Road, London Fields, London E9 7SF ("NH");

(5)  NICHOLAS BRIGGS, of Unit 3, 6-12 Triangle Road, London E8 3RP ("NB")

(6)  WAYNE THORNHILL, of 62A Clapham Common, West Side, London SW4 9AV ("WT");

(7) ANDREW FEARON, of "Brooms" Langley Lower Green, Saffron Walden CB11 1JB ("AF");

(8) SKY NEW MEDIA VENTURES PLC, a company registered in England with number 387976 whose registered office is at Grant Way, Isleworth, Middlesex TW7 5QD ("Sky");

(9) HSBC INVESTMENT BANK PLC, a company registered in England with number 976092 whose registered office is at Thames Exchange, 10 Queen Street, London EC4R 1BL ("HSBC");

(10) CAZENOVE NEW EUROPE ACCESS FUND NO. 1 LIMITED PARTNERSHIP acting by its general partner Cazenove New Europe (GP) Limited, a company registered in England and Wales, whose registered office is at 12 Tokenhouse Yard, London EC2R 7AN;

(11) CAZENOVE NEW EUROPE ACCESS FUND NO. 2 LIMITED PARTNERSHIP acting by its general partner Cazenove New Europe (GP) Limited, a company registered in England and Wales, whose registered office is at 12 Tokenhouse Yard, London EC2R 7AN (together with Cazenove New Europe Access Fund No.1 Limited Partnership, "Cazenove"); and

(12) OPENTV CORP., an international business company incorporated under the laws of the British Virgin Islands having its registered office at the offices of Havelet Trust Company (BVI) Limited, P.O. Box 3186, Road Town, Tortola, British Virgin Islands (the "Purchaser").

RECITALS:

(A) The Vendors are the registered holders and beneficial owners of some of the issued shares in and options over the capital of Static 2358 Holdings Limited ("the Company"). Particulars of the Company are set out in
     Schedule 2.

(B) The Vendors wish to sell or procure the sale of and the Purchaser wishes to purchase the said shares and the Optionholders wish to surrender their Options in accordance with the terms and conditions of this Agreement and the Option Surrender Agreements.

(C) The Principal Shareholders (as defined below) wish to sell and the Purchaser proposes to buy their shareholdings in the Company in accordance with the terms and conditions of the Principal Share Purchase Agreement (as defined below).

TERMS AGREED:

1.        Definitions and Interpretation
          ------------------------------

1.1 In this Agreement where the context so admits the following words and expressions shall have the following meanings:

          "Associate"              the meaning given to that term in section
                                   430E(4) of the Companies Act 1985;

          "BSB" British Sky Broadcasting Limited, a company registered in England with number 2906991 whose registered office is at Grant Way, Isleworth, Middlesex TW7 52D or its subsidiaries and Associates;

          "Cash Component"         the aggregate amount in Pounds Sterling
                                   payable on Completion as part of the
                                   Consideration as set out in column (4) of
                                   Schedule 1A;

          "Company"                Static 2358 Holdings Limited, details of
                                   which are set out in Schedule 2;

          "Company Shares"         all issued shares in the capital of the
                                   Company, including the Sale Shares;

          "Companies Acts"         the Companies Act 1985, Part V of the
                                   Criminal Justice Act 1993, the Companies
                                   Consolidation (Consequential Provisions) Act
                                   1985 and the Companies Act 1989;

          "Completion"             completion of the sale and purchase of the
                                   Sale Shares as specified in clause 5;

          "Completion Date"        the later of 1 July 2001 and the date of
                                   satisfaction of the Conditions (or, subject to clause 3, such later date as the parties may agree);

       "Completion Schedules
       and Calculations"           shall take its meaning from the Principal
                                   Share Purchase Agreement;

       "Conditions"                the conditions specified in clause 4.1;

       "Consideration"             the aggregate of the consideration for the
                                   Sale Shares to be sold by the Vendors and for the entering into of the Option Surrender
                                   Agreements by the Optionholders, being as calculated in accordance with clause 3 and
                                   Schedule 1C and as set out in columns (4) and
                                   (5) of Schedule 1A;

       "Directors"                 the persons listed as directors of the
                                   Company in Schedule 2;

       "Earnout Component"         shall take its meaning from the Principal
                                   Share Purchase Agreement;

       "Escrow Shares"             those shares set out in column (5) of
                                   Schedule 1B, as adjusted pursuant to clause
                                   3;

       "First Series Convertible   the 2,450,000 zero coupon convertible
       Loan Notes"                 unsecured loan notes issued to HSBC pursuant
                                   to the terms of a loan note instrument
                                   executed by the Company on 26 May 2000;

       "Greenwood"                 Greenwood Nominees Limited (Account CNEAF);

       "Group" the group of companies comprising the Company and its Subsidiaries. The expression "member of the Group" shall be construed accordingly;

"HSBC Fees"                   the fees and expenses payable by the Company to
                              HSBC in connection with its services to the Company pursuant to an engagement letter dated 6
                              April 2000 (including HSBC's legal fees and expenses) in the agreed amount of (Pounds)1,047,983.34 plus any applicable VAT;

"Interim Bridge Loan"         the loan of up to (Pounds)1,000,000 and further
                              funding to be advanced of up to (Pounds)2,050,664 made or to be made by the Purchaser to the Company pursuant to loan documentation in the approved terms;

"Loan Notes Consideration     the full face value of the Loan Notes at their
                              maturity date, being, in aggregate
                              (Pounds)3,650,000;

"Loan Notes"                  the First Series Convertible Loan Notes and the
                              Second Series Convertible Loan Notes;

"material"                    with respect to any entity or group of entities
                              means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity or group of entities;

"Material Adverse Event"      with respect to any entity or group of entities
                              means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition
                              (financial or otherwise), properties, assets
                              (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the transactions contemplated under this Agreement
                              (including the sale of shares by other
                              shareholders of the Company to the Purchaser on the date of Completion) or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement;

"New OpenTV Shares"           new OpenTV Shares issued pursuant to this
                              Agreement;

"OpenTV Shares"               Class A Ordinary Shares in the share capital of
                              the Purchaser;

"Optionholder"                a holder of Options;

"Options"                     all the options, warrants and convertible
                              securities over unissued shares in the capital of the Company (excluding the Loan Notes) as set out in column (3) of Schedule 1A;

"Option Surrender Agreements" agreements in the approved terms between the
                              Optionholders and the Company for the surrender of Options;

"Principal Shareholders"      all holders of shares in the capital of the
                              Company other than the Vendors as set out in column (1) of Schedule 1B;

"Principal Share Purchase
Agreement"                    the Principal Share Purchase Agreement in the
                              approved terms between the Purchaser and the Principal Shareholders to be dated on the date hereof in the form attached to this Agreement at
                              Schedule 5;

"Purchaser's Conditions"      the conditions set out in clause 4.4;

     Purchaser's Solicitors"              Baker & McKenzie of 100 New Bridge
                                          Street, London EC4V 6JA;

     "Registration Rights Agreement"      the Registration Rights Agreement
                                          between the Purchaser and the Vendors
                                          and the Principal Shareholders in the
                                          approved terms;

     "Sale Shares"                        in aggregate, all those shares in the
                                          capital of the Company set out in
                                          column (2) of Schedule 1A opposite
                                          each of the names of the Vendors;

     "Schedule 1C"                        Schedule 1C of the Principal Share
                                          Purchase Agreement;

     "Second Series Convertible           the 1,200,000 zero coupon convertible
     Loan Notes                           unsecured loan notes issued to HSBC
                                          pursuant to the terms of a loan note
                                          instrument executed by the Company on
                                          24 October 2000;

     "Securities Act"                     the US Securities Act of 1933, as
                                          amended;

     "Shareholders' Agreement"            the subscription and shareholders'
                                          agreement dated 4 February 2000 made
                                          between Jasper Smith, Mark Rock, Paul
                                          Bustin, Media & Technology Group
                                          Limited, BSB, Sky and Static 2358
                                          Limited, as amended by supplemental
                                          agreements dated 7 April 2000, 7
                                          August 2000 and 25 August 2000
                                          respectively;

     "Shares Component"                   the aggregate number of New OpenTV
                                          Shares payable as part of the
                                          Consideration, as set out in column
                                          (5) of Schedule 1A;

     "Subsidiaries"                       the subsidiaries and subsidiary
                                          undertakings of the Company, all of
                                          which are listed in Schedule 3;

     "subsidiary undertaking"             the meaning given to that term in
                                          section 258 Companies Act 1985;

     "Sky Commercial Agreements"          (i) the Shareholders' Agreement
                                          (including, without limitation,
                                          Schedule 5 of the Shareholders'
                                          Agreement, being the Capacity,
                                          Uplinking and Facilities Agreements)
                                          as amended by a side letter dated
                                          today's date between the parties to
                                          the Shareholders' Agreement, as
                                          referred to in Clause 5.2.1.12, (ii)
                                          the EPG Services Agreement, (iii) the
                                          Application Signing Agreement
                                          (including the side letter dated 7
                                          December 2000 thereto), (iv) the
                                          Marketing Agreement and (v) the letter
                                          dated 6 March 2001 from BSB agreeing
                                          to lease 1 megabit of additional
                                          bandwidth at the rates set out in the
                                          Schedule 5 of the Shareholders'
                                          Agreement;

     "Tax" all forms of taxation, withholdings, duties, imposts, levies, social security contributions and rates imposed by any local, municipal, governmental, state, federal, or other body in the United Kingdom or elsewhere and any interest, penalty, surcharge or fine in connection therewith;

     "Total Consideration"                the total consideration payable in
                                          Pounds Sterling and New OpenTV Shares
                                          for the entire share capital of the
                                          Company (comprising the Company Shares
                                          and the surrender of the Options)
                                          pursuant to this Agreement, the
                                          Principal Share Purchase Agreement and
                                          the Option Surrender Agreements, as
                                          adjusted in accordance with the
                                          provisions of clause 3;

     "Vendors"                            JB, HW, CF, NH, NB, WT, AF, Sky, HSBC
                                          and Cazenove;

     "Vendors' Representative"            Berwin Leighton Paisner of Adelaide
                                          House, London Bridge, London, EC4R
                                          9HA;

     "Warranties"                         the warranties contained or referred
                                          to in clause 7 and Schedules 4A and
                                          4B.

1.2 Save where the context otherwise requires words and phrases the definitions of which are contained or referred to in Part XXVI of the Companies Act 1985 shall be construed as having the meaning thereby attributed to them.

1.3 Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision, except to the extent that the liability of any party is thereby increased or extended. References to sections of consolidating legislation shall wherever necessary or appropriate in the context be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.4 References in this Agreement to clauses and schedules are to clauses in and schedules to this Agreement (unless the context otherwise requires). The recitals and schedules to this Agreement shall be deemed to form part of this Agreement.

1.5 Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6 The expression "the Vendors" includes their respective personal representatives in the case of JB, HW, CF, NH, NB, WT and AF and their successors and assigns in the case of Sky, HSBC and Cazenove and the expression "the Purchaser" includes its successors and assigns.

1.7 References to "persons" shall include bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personality).

1.8 References to writing shall include any methods of reproducing words in a legible and non-transitory form.

1.9 The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.10 All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into severally only and not jointly and the respective liability of the Vendors shall be several.

1.11 A document expressed to be "in the approved terms" means a document the terms of which have been approved by or on behalf of the parties to this Agreement and a copy of which has been signed for the purposes of identification by or on behalf of those parties.

1.12 Each reference to "(Pounds)10.43" in this Agreement is to the exact amount in Pounds Sterling arising from the division of 15.00 by 1.438.

2.   Sale of Sale Shares, Sale of the Loan Notes and surrender of Options
     --------------------------------------------------------------------

2.1 Subject to the terms of this Agreement and with effect from the Completion Date, each of the Vendors holding Sale Shares shall sell or shall procure the sale of with full title guarantee and the Purchaser shall purchase the number of Sale Shares set opposite his or its name in column (2) of
     Schedule 1A, free from all liens, charges and encumbrances and together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement.

2.2 Subject to the terms of this Agreement and with effect from the Completion Date, HSBC shall sell with full title guarantee and the Purchaser (or the Purchaser's nominee) shall purchase all of the Loan Notes free from all liens, charges and encumbrances and together with all rights now or hereafter attaching to them.

2.3 Each of the Vendors hereby waives, and in the case of Cazenove, Cazenove agrees to procure the waiver by Greenwood, of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Company Shares and the Loan Notes, whether under the articles of association of the Company, the Shareholders' Agreement, the instruments constituting the Loan Notes or otherwise.

2.4 Each of the Vendors holding Options shall with effect from the Completion Date surrender all those Options set opposite his name in column (3) of
     Schedule 1A.

3.   Consideration
--   -------------

3.1 Subject to the provisions of this clause, the Consideration for the Sale Shares attributable to each Vendor shall be that amount of the Cash Component and the Shares Component as shall be set out in columns (4) and
     (5) of Schedule 1A, as calculated in accordance with Schedule 1C.


3.2 A pro forma example (extracted from the attached Excel spreadsheet in the approved terms) of inter alia the allocation of the Cash Component and the Shares Component among each of the Vendors, Principal Shareholders and Optionholders is set out in Schedule 1C. The basis used to calculate the numbers in that pro-forma example is set out in that Schedule. The sale of the Company Shares, other than the Sale Shares, is dealt with by the Principal Share Purchase Agreement and not this Agreement.

3.3 At any time prior to the date two days before the Completion Date, the Purchaser may give notice to the Vendors' Representative in writing that, instead of delivering New OpenTV Shares at Completion, it will deliver cash in Pounds Sterling in lieu of such New OpenTV Shares, in relation to any proportion of such New OpenTV Shares up to and including 100% of such New OpenTV Shares. If the Purchaser delivers such notice, the Purchaser's obligations to deliver such New OpenTV Shares shall be replaced with an obligation to deliver cash in Pounds Sterling for the relevant number of New OpenTV Shares on the basis of (Pounds)10.43 for each New OpenTV Share (or such other Pounds Sterling amount as the Purchaser's Accountants determine to be fair and reasonable in the event of any consolidation, sub-division, stock split, reclassification or reduction of the share capital of the Purchaser or any rights issue, taking place after the date of this Agreement). If the Purchaser exercises its rights under this clause 3.3, the additional cash payable in accordance with this clause 3.3 shall be allocated amongst the Vendors in proportion to that part of the Total Consideration payable to them respectively.

3.4 The terms of clauses 3.4, 3.5, 3.7 and 3.8 of the Principal Share Purchase Agreement are hereby acknowledged and agreed. The parties agree that upon the final determination of the Total Consideration to be made pursuant to clauses 3.4, 3.5, 3.7 and 3.8 of the Principal Share Purchase Agreement, Schedules 1A and 1B hereof shall be adjusted to reflect:

3.4.1 the effect of any notice served by the Purchaser in accordance with clause 3.3 hereof; and

3.4.2 the revised Schedule 1A which arises from the application of clauses 3.4, 3.5, 3.7 and 3.8 of the Principal Share Purchase Agreement.

3.5 The Consideration shall be due and payable on Completion in accordance with clause 5.3 on the basis of the Completion Schedules and Calculations prepared by the Purchaser and delivered at Completion and shall be calculated in accordance with clauses 3.4, 3.5, 3.7 and 3.8 of the Principal Share Purchase Agreement.

3.6 Within seven days of the determination of the Completion Schedules and Calculations in accordance with clause 3.8 of the Principal Share Purchase Agreement;

3.6.1 if, according to the Completion Schedules and Calculations, any Vendor has received too little Consideration, the Purchaser will, for the account of the relevant Vendor:

3.6.1.1 pay to the Vendors' Representative (whose receipt shall be an absolute discharge therefor) an amount in Pounds Sterling equal to the Cash

           Component element of such shortfall and, if applicable, interest thereon as specified in clause 3.7 and the Purchaser shall not be concerned to see to the distribution of the monies so paid; and

3.6.1.2 cause to be transferred or issued to such Vendor New OpenTV Shares (valued at (Pounds)10.43 per New OpenTV Share) equal to the Shares Component element of such shortfall (but excluding any fractional entitlements) and cause OpenTV Certificates representing such New OpenTV Shares (as defined in clause 5.3.2 below) to be delivered to the Vendors' Representative in accordance with the provisions of clause 5.3.2, subject to clause 6.3;

3.6.2 if, according to the Completion Schedules and Calculations, any Vendor has received too much Consideration, such Vendor will:

3.6.2.1 pay to the Purchaser an amount in Pounds Sterling equal to the Cash Component element of such excess, and, if applicable, interest thereon as specified in clause 3.7; and

3.6.2.2 transfer to the Purchaser New OpenTV Shares (valued at (Pounds)10.43 per New OpenTV Share) equal to the Shares Component element of such excess (but excluding any fractional entitlements) and cause OpenTV Certificates (as defined in clause 5.3.2 below) representing such New OpenTV Shares to be delivered to the Purchaser as soon as practicable, having regard to the provisions of clauses 5.3.2 and 6.3.

3.7 The interest payable on the amount of any excess or shortfall pursuant to clause 3.6 shall accrue from day to day and be compounded at monthly intervals at the Base Rate from time to time of National Westminster Bank plc from and including the Completion Date to the date of payment, save that if such interest payable by or to all parties is less than (Pounds)1,000 in aggregate, then no interest shall be due or payable.

4.     Conditions
       ----------

4.1    The sale and purchase of the Sale Shares is conditional upon:

4.1.1 the Warranties remaining true, accurate and not misleading in all material respects at Completion as if they were deemed repeated at Completion; and

4.1.2 all Principal Shareholders having satisfied the conditions contained in clause 4.1 of the Principal Share Purchase Agreement and all steps for Completion having been completed, save for the obligations of the Purchaser under clauses 6.3.1 and 6.3.2 of the Principal Share Purchase Agreement.

4.2 The Purchaser may waive either or both of the Conditions contained in clause 4.1 at any time by notice in writing to the Vendors' Representative, save that in the event that the Purchaser agrees to waive the Condition in clause 4.1.2, it will complete under both the Principal Share Purchase Agreement and this Agreement.

4.3 Each Vendor shall use his or its reasonable endeavours to procure the fulfilment of the Conditions applicable to his or its Associates on or before the Completion Date.

4.4    The sale and purchase of the Sale Shares is conditional on:

4.4.1     the representations and warranties of the Purchaser set out in
          Schedule 4C remaining true and accurate and not misleading in all material respects at Completion as if they were deemed repeated at Completion; and

4.4.2 in the reasonable opinion of the Vendors, there shall not have occurred since the date of this Agreement any Material Adverse Event in respect of the Purchaser's Group, other than any Material Adverse Event caused solely by a deterioration in general worldwide economic conditions or comprising any fluctuation in the price of OpenTV Shares on the NASDAQ National Market (other than as a result of a Material Adverse Event).

4.5 The Vendors acting jointly (and not alone) may waive all or any of the Purchaser's Conditions at any time by notice in writing to the Purchaser's Solicitors.

4.6 The Purchaser shall use its reasonable endeavours to procure the fulfilment of the Purchaser's Conditions on or before the Completion Date.

4.7 In the event that any of the Conditions or Purchaser's Conditions shall not have been fulfilled (or waived pursuant to clauses 4.2 or 4.5) prior to 31 August 2001 then the Purchaser and the Vendors shall not be bound to proceed with the sale or purchase of the Sale Shares, and this Agreement shall cease to be of any effect except clauses 1, 9, 10, 11, 12 and 13 which shall remain in force and save in respect of claims arising out of any antecedent breach of this Agreement.

5         Completion
          ----------

5.1 Subject to the provisions of clause 4, Completion shall take place on the Completion Date at the offices of the Purchaser's Solicitors when all (but not some only) of the events described in this clause 5 shall occur.

5.2 At Completion, each Vendor shall (to the extent applicable to him or it):

5.2.1          deliver to the Purchaser:

5.2.1.1 (in respect of the Vendors owning Sale Shares) duly executed transfers of all of the Sale Shares set opposite that Vendor's name in column (2) of Schedule 1A in favour of the Purchaser or its nominees together with the relative share certificates;

5.2.1.2 in the case of HSBC, duly executed transfers in respect of all the Loan Notes in favour of the Purchaser or its nominee, together with the Certificates representing the Loan Notes and written resolutions signed by HSBC as the sole holder of all the outstanding Loan Notes, in the approved terms, modifying the terms of the Loan Notes in respect of transfers and the Company's confirmation of its consent to such modifications, in the approved terms;

5.2.1.3 (in respect of the Vendors holding Options) duly executed Option Surrender Agreements together with a banker's draft in respect of any tax liability owing pursuant to the terms of such Option Surrender Agreements;

5.2.1.4 written confirmation from each Vendor that he or it is not aware of any matter or thing which is a material breach of or materially inconsistent with any of the Warranties given by him or it;

5.2.1.5 waiver of all restrictions on transfer by Greenwood, as the registered holder of the Sale Shares set opposite Cazenove's name in column (2) of Schedule 1A;

5.2.1.6 a certified copy of any power of attorney under which any of the documents referred to in this clause 5.2 is executed or evidence satisfactory to the Purchaser of the authority of any person signing on each Vendor's behalf;

5.2.1.7 a duly executed power of attorney, in the approved terms, in favour of the Purchaser or such person as may be nominated by the Purchaser generally in respect of the Sale Shares and in particular to enable the Purchaser (or its nominees) to attend and vote at General Meetings of the Company;

5.2.1.8 releases duly executed as deeds in the approved terms, releasing the Company and the Subsidiaries from any liability whatsoever (whether actual or contingent) which may be owing to the relevant Vendor by the Company or the Subsidiaries at Completion, save in respect of the Sky Commercial Agreements or in respect of their capacity as Directors, employees or consultants to any member of the Group;

5.2.1.9 a Registration Rights Agreement in the approved terms duly executed by it;

5.2.1.10 a transfer duly executed by AF, and in a form acceptable to the Purchaser, transferring all rights, title and interest in the shares in Static 2358 France Sarl held by AF to OpenTV Holdings B.V.;

5.2.1.11 a letter in the approved terms from BSB relating to certain confirmations regarding the Sky Commercial Agreements;

5.2.1.12 a letter in the approved terms amongst the parties to the Shareholders' Agreement amending the terms of that agreement and duly executed by it;

5.2.1.13 an undertaking from the Vendors' Representative not to release to any person the OpenTV Certificates (as defined in clause 5.3.2 below) for a period of 40 days after the Completion Date;

5.2.1.14 subject to compliance by the Purchaser with its obligations under this Agreement, written confirmation from the Vendors' Representative of receipt of the cash referred to in clause 5.3.1; and

5.2.2 pay and shall procure that their respective Associates shall pay all monies (if any) then owing by them to each member of the Group, whether due for payment or not, save in respect of the Sky Commercial Agreements.

5.3  At Completion, the Purchaser shall:

5.3.1 pay or procure the payment of (i) the Cash Component and (ii) the Loan Notes Consideration and procure the payment by the Company of the HSBC Fees in Pounds Sterling by CHAPS automated transfer to the Vendors' Representative (whose receipt shall be an absolute discharge therefor and the Purchaser shall not be concerned to see to the distribution of the moneys represented thereby), such payment to be made simultaneously as one single payment by the Purchaser together with the consideration due and payable under the Principal Share Purchase Agreement;

5.3.2 deliver, if available, the certificates representing the Shares Component to the Vendors' Representative (the "OpenTV Certificates") (whose receipt shall be an absolute discharge therefor and the Purchaser shall not be concerned to see to the distribution of the OpenTV Certificates), failing which such certificates shall be delivered as soon as reasonably practicable after Completion and the provisions of clause 5.4 below shall apply;

5.3.3 deliver to the Vendors' Representative certified copies of any powers of attorney under which any of the documents referred to in this clause 5.3 is executed or other evidence satisfactory to the Vendors' Representative of the authority of the person signing on the Purchaser's behalf;

5.3.4     sign and deliver the Registration Rights Agreement; and

5.3.5 deliver to the Vendors' Representative a copy of the Purchaser's irrevocable instructions to its Transfer Agent requesting the issue of the New OpenTV Shares.

5.4 In the event that prior, to the delivery of the OpenTV Certificates to the Vendors' Representative, the Purchaser discovers a breach by any of the Vendors of any of the Warranties or any provision of this Agreement, the Purchaser undertakes and agrees not to withhold or delay delivery of any of the OpenTV Certificates to the Vendors' Representative or to apply any form of set-off, against the Vendors in respect of the OpenTV Certificates.

5.5 Following Completion, the Purchaser shall make on a timely basis all applicable or required filings for the New OpenTV Shares with the NASDAQ National Market and the Amsterdam Stock Exchange.

5.6 Without prejudice to any other remedies available to the Purchaser, if in any material respect the provisions of clause 5 are not complied with by any of the Vendors on the Completion Date the Purchaser may:

5.6.1 defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this clause 5.6 shall apply to Completion as so deferred); or

5.6.2 proceed to Completion so far as practicable (without prejudice to its rights under this Agreement); or

5.6.3 give notice to each defaulting Vendor specifying its failure to comply and if such failure is not remedied within seven (7) business days it shall be entitled to rescind this Agreement, subject to clause 10.1.1, provided that if each such defaulting Vendor remedies the relevant breach within seven (7) business days of such request the provisions of clauses 5.6.1 and 5.6.2 shall then apply.

5.7 Without prejudice to any other remedies available to the Vendors, if in any material respect the provisions of clause 5.3 are not complied with by the Purchaser on the Completion Date the Vendors may:

5.7.1 defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this clause 5.7 shall apply to Completion as so deferred); or

5.7.2 proceed to Completion so far as practicable (without prejudice to its rights under this Agreement); or

5.7.3 give notice to the Purchaser specifying its failure to comply and if such failure is not remedied within seven (7) business days the Vendors (or any one of them, and the exercise of this right by one Vendor shall operate as the exercise of this right by all Vendors) shall be entitled to rescind this Agreement, subject to clause 10.1.2, provided that if the Purchaser remedies the relevant breach within seven (7) business days of such request, the provisions of clauses
          5.7.1 and 5.7.2 shall then apply.

6.   United States Securities Law Compliance
     ---------------------------------------

6.1 The New OpenTV Shares to be issued pursuant to this Agreement shall not be registered under the Securities Act, in reliance upon the exemption contained in Section 4(2) of the Securities Act and/or Regulation S promulgated thereunder and in reliance upon the representations and warranties of the Vendors contained in paragraph 2.5 of Schedule 4A.

6.2 The OpenTV Certificates issued pursuant to this Agreement shall bear such restrictive legend or legends as required by the securities laws of any applicable state or any other applicable jurisdiction provided that if:

6.2.1 the OpenTV Certificates are held in escrow by the Vendor's Representative for 40 days after the Completion Date; and

6.2.2 the Warranties set out in paragraph 2.5 of Schedule 4A remain true and correct, then the OpenTV Certificates shall not bear any restrictive legends in respect of any United States Federal or state securities laws.

6.3 Each Vendor due to receive New OpenTV Shares in accordance with the provisions of this Agreement hereby severally undertakes to the Purchaser and agrees not to, for a period of 40 days after the Completion Date:

6.3.1 instruct the Vendors' Representative to release to any person any of the OpenTV Certificates; or

6.3.2 transfer any interest (whether legal or equitable) or right attaching to any New OpenTV Shares for a period of 40 days after the Completion Date.

7.   Warranties
     ----------

7.1 Each of the Vendors severally warrants to the Purchaser that each of the statements set out in Schedule 4A and, in the case of HW who resides in the province of Ontario, Canada, each of the statements in Schedule 4B, is now and will at Completion be true and accurate on the basis that references to the "Vendor" therein are references to himself or itself only and not to any other Vendor, provided that HSBC only shall give the Warranties in paragraphs 1.3 and 1.4 of Schedule 4A.

7.2 The Vendors acknowledge that the Purchaser has entered into this Agreement in reliance upon the Warranties and has been induced by them to enter into this Agreement. The Purchaser acknowledges separately to each Vendor that in entering into this Agreement it has not relied on any warranties, representations and covenants from that Vendor except to the extent set out or referred to in this Agreement.

7.3 Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement.

7.4 Each of the Vendors hereby agrees with the Purchaser (for itself and as trustee for the Company and each of the Subsidiaries) to waive any rights which he may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given by the Company or its Subsidiaries or its or their officers, employees or advisers in connection with the giving of the Warranties.

7.5 Each Vendor shall procure that (save only as may be necessary to give effect to this Agreement) he shall not do, allow or procure any act or omission before Completion which would constitute a breach of any of the Warranties given by it or him if they were given at Completion or which would make any of those Warranties inaccurate or misleading if they were so given.

7.6 Each of the Vendors hereby agrees to disclose promptly to the Purchaser in writing as soon as reasonably practicable upon becoming aware of the same, any matter, event or circumstance (including any omission to act) which may arise or become known to it after the date of this Agreement and before Completion which constitutes a breach of or is inconsistent with any of the Warranties given by him or it in any material respect.

7.7 In the event of it becoming apparent on or before Completion that any Vendor is in material breach of any of the Warranties which is not remedied before Completion the Purchaser may (without any liability on its part) rescind this Agreement by notice in writing to the Vendors' Representative whereupon the obligations of the parties shall automatically terminate to the intent that no party shall have any claim or right of action against another save as provided in clause 10.1.1.

7.8 The benefit of the Warranties (subject to clause 7.10) may be assigned in whole or in part and without restriction by the person for the time being entitled thereto provided that the Purchaser provides notice to the Vendors thereof (but no such notice is required if the Warranties are assigned to a direct or indirect subsidiary of the Purchaser).

7.9 If any sum payable by the Vendors under this clause 7 shall be subject to Tax (whether by way of deduction or withholding or direct assessment of the person entitled thereto) such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax the recipient shall have received a net amount equal to the payment otherwise required hereby to be made, but subject to the limitation in clause 7.10.

7.10 No Vendor shall have liability in respect of a claim for breach of Warranty to the extent that the breach in respect of which the claim is made is remedied by that relevant Vendor within 30 days of the date on which such Vendor is given written notice by the Purchaser of the circumstances to which the claim relates. The maximum liability of each Vendor in the event of a breach of Warranty by it or him shall be limited to:

7.10.1 the aggregate amount of the Cash Component received by that Vendor (as set out in column (4) of Schedule 1A), and the amount of the realised proceeds actually received by the relevant Vendor in cash from the sale of New OpenTV Shares issued to the Vendor pursuant to this Agreement ("Prior Realised Proceeds") prior to the date on which the claim for breach of Warranty is settled or agreed (the "Settlement Date"); or

7.10.2 if the Vendor has not sold all such New OpenTV Shares on or before the Settlement Date, the aggregate of the Cash Component, the Prior Realised Proceeds and the amount of the value of the remaining New OpenTV Shares not sold by such Vendor at the last sale price on the NASDAQ National Market on the Settlement Date, unless the relevant claim or claims has arisen by reason of fraud, wilful concealment, dishonesty or deliberate non-disclosure on the part of the relevant Vendor in which event there shall be no limit on the amount recoverable by the Purchaser from the relevant Vendor in respect of such claim.

7.11 The Purchaser represents, warrants and undertakes to and with the Vendors that each of the statements set out in Schedule 4C is now and will at Completion be true and accurate (the "Purchaser Warranties").

7.12 The liability of the Purchaser under the Purchaser Warranties to each Vendor who has a claim against the Purchaser for breach of a Purchaser Warranty shall be limited to the value of the Consideration due to that Vendor, as calculated in accordance with clause 3 and Schedule 1C.

7.13 The Purchaser may at its sole option satisfy any Purchaser Warranty claim by cash in Pounds Sterling or with New OpenTV Shares valued at (Pounds)10.43 per share. Any payment or delivery of an OpenTV Share under this clause shall be made by the delivery of a certificate therefor in the name of the relevant Vendor and delivered to the Vendors' Representative, whose receipt shall be an absolute discharge therefor and the Purchaser shall not be concerned to see the distribution of the moneys represented thereby.

7.14 In the event of it becoming apparent on or before Completion that the Purchaser is in material breach of any of the Purchaser Warranties, the Vendors (or any one of them, and the exercise of this right by one Vendor shall operate as the exercise of this right by all Vendors) may (without any liability on its or their part) rescind this Agreement by notice in writing to the Purchaser whereupon the obligations of the parties shall automatically terminate to the intent that no party shall have any claim or right of action against another save as provided in clause 10.1.2.

7.15 If any sum payable by the Purchaser under this clause 7 shall be subject to Tax (whether by way of deduction or withholding or direct assessment of the person entitled thereto) such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax the recipient shall have received a net amount equal to the payment otherwise required thereby to be made, but subject to the limitation in clause 7.12.

8.   Restriction on Announcements
     ----------------------------

Each of the parties undertakes that he or it will not (save as required by law or by any securities exchange or any supervisory or regulatory body to whose rules any party to this Agreement is subject) make any announcement in connection with this Agreement unless in the approved terms.

9.   Confidentiality of Information Received
     ---------------------------------------

9.1 Each of the parties undertakes with each other that they shall treat as strictly confidential all information received or obtained by them or their employees, agents or advisers as a result of entering into or performing this Agreement which relates to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of the parties or, in the case of the Vendors only, any of the Purchaser's Associates or any member of the Group (post Completion) and subject to the provisions of clause 9.2 that they will not at any time hereafter make use of or disclose or divulge to any person any such information and shall use their best endeavours to prevent the publication or disclosure of any such information.

9.2 The restrictions contained in clause 9.1 shall not apply so as to prevent the parties from:

9.2.1 making any disclosure required by law or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which the relevant party is subject; or

9.2.2 making any disclosure to any professional adviser for the purposes of obtaining advice or making any disclosure for the purposes of clearance or consents from a tax or governmental authority (provided always that the provisions of this clause 9 shall apply to, and the parties shall procure that, they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him).

9.3 The restrictions contained in clause 9.1 shall not apply in respect of any information which was in the public domain before it was furnished to the parties or comes into the public domain otherwise than by a breach of this clause 9 by any party.

10.  Costs
     -----

10.1 Each party to this Agreement shall pay its own costs of and incidental to this Agreement and the sale and purchase hereby agreed to be made provided that:

10.1.1 if the Purchaser shall lawfully exercise its right not to proceed with the purchase of the Sale Shares pursuant to this Agreement, the Vendor or Vendors whose breach has entitled the Purchaser to rescind this Agreement shall indemnify, and if more than one Vendor has so breached this Agreement, in proportion to their respective entitlements to the Consideration the Purchaser against all reasonable fees, expenses and disbursements incurred by the Purchaser in the preparation and negotiation of this Agreement and the Vendors shall have no other liabilities to the Purchaser pursuant to this Agreement; or

10.1.2 if the Vendors (or any one of them, and the exercise of the right by one Vendor shall operate as the exercise of the right by all Vendors) shall lawfully exercise their, his or its right not to proceed with the sale of the Sale Shares pursuant to this Agreement, the Purchaser shall indemnify the Vendors against all reasonable fees, expenses and disbursements incurred by the Vendors in the preparation and negotiation of this Agreement and the Purchaser shall have no other liabilities to the Vendors pursuant to this Agreement.

10.2 The Vendors confirm that no expense of whatever nature relating to the sale of the Sale Shares has been or is to be borne by any member of the Group.

11.  General
     -------

11.1 Save as expressly provided in clause 11.2 a person who is not a party to this Agreement shall not have or acquire any right to enforce any term of this Agreement (including but not limited to any right to enforce or have the benefit of any exclusion or limitation of liability contained in this Agreement). This clause shall override any other clause in this Agreement, which is or may be inconsistent with it.

11.2 This Agreement shall be binding upon and ensure for the benefit of the estates, personal representatives or successors of the parties. No party shall be entitled to assign the benefit of this Agreement save that the Purchaser shall be entitled to assign the benefit of this Agreement in whole or in part and without restriction. Nothing in this clause shall prohibit or restrict the sale by any of the Vendors of its New OpenTV Shares (subject, however, to clause 6.3 and any applicable securities law of the United States).

11.3 This Agreement (together with any documents referred to herein or executed contemporaneously by the parties in connection herewith) constitutes the whole agreement between the parties hereto and supersedes any previous agreements or arrangements between them (whether written or oral) relating to the subject matter hereof; it is expressly declared that no variations hereof shall be effective unless made in writing signed by duly authorised representatives of the parties.

11.4 Each party waives its rights against the other in respect of warranties and representations (whether written or oral) relating to the sale of the Sale Shares and the Loan Notes not expressly set out or referred to in this Agreement or the Registration Rights Agreement.

11.5 Unless and to the extent only expressly provided otherwise in this Agreement or in the Registration Rights Agreement:

11.5.1 the Vendors give no promise, warranty, undertaking or representation to the Purchaser;

11.5.2 to the extent allowable, all other warranties on the part of the parties express or implied by law or otherwise are expressly excluded.

11.6 Nothing in clauses 11.4 and 11.5 limit or exclude liability for fraud, wilful concealment or deliberate non-disclosure.

11.7 The Purchaser and the Vendors acknowledge that they have had the benefit of legal advice on the effects of clauses 11.4, 11.5 and 11.6 and confirm that they consider such clauses to be reasonable in all the circumstances of this Agreement.

11.8 All of the provisions of this Agreement shall remain in full force and effect notwithstanding Completion (except insofar as they set out obligations which have been fully performed at Completion).

11.9 If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

11.10 If any liability of one or more but not all of the Vendors shall be or become illegal, invalid or unenforceable in any respect, such circumstance shall not affect or impair the liabilities of the other Vendors under this Agreement.

11.11 No failure to exercise any right of rescission expressly conferred upon the Purchaser under this Agreement shall constitute a waiver by the Purchaser of any other right or remedy. No party shall have any right to rescind this Agreement after Completion, provided that this sentence shall not apply to any warranty given fraudulently.

11.12 The Purchaser may release or compromise the liability of any of the Vendors hereunder or grant to any Vendor time or other indulgence without affecting the liability of any other Vendor hereunder.

11.13 No failure of the Purchaser to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

11.14 Upon and after Completion each Vendor and the Purchaser shall do and execute or procure to be done and executed all such further acts, deeds and documents and things as may be necessary to give effect to the performance of the relevant party's obligations under the terms of this Agreement and, pending the registration (in the name of the Purchaser (or its nominee)) of the transfer of the Sale Shares owned by such Vendor, such Vendor shall as from Completion hold the legal estate in the Sale Shares in trust for the Purchaser.

11.15 This Agreement may be executed in one or more counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

11.16 The parties acknowledge and agree that to the extent the Purchaser suffers or incurs any loss as a result of a breach by more than one Vendor of any of the Warranties or of its obligations under this Agreement (a "Defaulting Vendor"), the liability of each of the Defaulting Vendors to the Purchaser for such loss shall be limited proportionately to the amount of Consideration received by all such Defaulting Vendors respectively as set out in columns (4) and (5) of
       Schedule 1A.

11.17 The Purchaser undertakes to the Vendors that it shall not alter or vary any material term of the Principal Share Purchase Agreement to the extent that such term directly affects Cazenove, HSBC or Sky, without the prior written consent of Cazenove, HSBC and Sky, such consent not to be unreasonably withheld or delayed.

12.    Notices
       -------

12.1 Save as otherwise provided in this Agreement any notice, demand or other communication to be served under this Agreement shall be in writing in the English language and shall be served upon any party hereto only by posting by first class post (if to an address in the same country) or air mail (if to an address in a different country) or delivering the same by hand or by courier, to its address given or referred to in this clause or sending the same by facsimile transmission to the number given in this clause for the addressee or at such other address or number as it may from time to time notify in writing to the other parties hereto.

12.2 A notice, demand or other communication served by first class post shall be deemed duly served on an address in the same country 48 hours (disregarding days which are not business days) after posting, a notice, demand or other communication served by air mail shall be deemed duly served on an addressee in a different country five business days after posting and a notice, demand or other communication sent by facsimile transmission shall be deemed to have been served at the time of transmission (save that if the transmission occurs after 6.00 p.m. the notice, demand or other communication shall be deemed to have been served at 8.30 a.m. on the next business day following transmission) and in proving service of the same it will be sufficient to prove, in the case of a letter, that such letter was left at or delivered to the correct address of the party to be served as provided in this Agreement or, in the case of properly stamped or franked first class post or air mail, addressed to the address of the party to be served given in this clause and placed in the post and, in the case of facsimile transmission, that such facsimile was duly transmitted to the number of the party to be served given in this clause and an electronic acknowledgement was received.

12.3 All notices, demands or other communications given under this Agreement, shall be given to the following addresses:


                         If to the Vendors:     the Vendors' Representative
                                                Berwin Leighton
                                                Adelaide House
                                                London Bridge
                                                London EC4R 9HA

                         Fax Number:            020 7760 1111
                         Telephone Number:      020 7760 1000
                         For the attention of:  Antony Grossman


                         If to the Purchaser:   c/o Havelet Trust Company
                                                (BVI) Limited
                                                P.O. Box 3186
                                                Road Town, Tortola
                                                British Virgin Islands
                         For the attention of:  General Counsel


                         Copy to:               (1) James Brown
                                                401 East Middlefield Road
                                                Mountain View

                                             California, USA 9403
                       Fax Number:           +1 650 230 8944
                       Telephone Number:     +1 650 424 5500

                                             (2) Lawrence Kane
                                             Orrick, Herrington & Sutcliffe
                                             LLP
                                             Old Federal Reserve Bank
                                             Building
                                             400 Sansome Street
                                             San Francisco
                                             CA 94111-3143
                       Fax Number:           +1 415 773 5759

                       Telephone Number:     +1 415 392 1122

                       If to Sky:            British Sky Broadcasting Ltd
                                             Grant Way
                                             Isleworth
                                             Middlesex  TW7 5QD

                       Fax Number:           020 7705 3254

                       Telephone Number:     020 7705 3467

                       For the attention of: Deanna Bates, Legal & Business
                                             Affairs

12.4 For the purposes of this clause "business day" means a day (other than a Saturday or a Sunday) on which banks are generally open for business in London.

13.  Governing Law and Submission to Jurisdiction
     --------------------------------------------

13.1 This Agreement shall be governed by and construed in accordance with English law. The parties submit to the non-exclusive jurisdiction of the English courts for the purpose of enforcing any claim arising hereunder. The Purchaser hereby appoints Baker & McKenzie of 100 New Bridge Street, London, EC4V 6JA to be its agent for service of process in England. CF and HW hereby appoint Berwin Leighton Paisner of Adelaide House, London Bridge, London, EC4R 9HA to be their agent for service of process in England. Should the agent for service appointed pursuant to this clause, or should a party who has not appointed an agent, leave England permanently, the Appointor or party, as the case may be, shall forthwith appoint another agent for service of process resident in England, failing which its solicitors pursuant to this transaction shall become such agent for service. Any change of the appointment of agent for service of process in England to any other such agent resident in England may be made on notice to the other parties at any time.

                                  SCHEDULE 1A

                                  The Vendors

         (1)                         (2)                (3)                  (4)              (5)

 Name and Address of            Number of Sale     Cash Component           Shares           Escrow
        Vendor                      Shares                                Component
                                                                          (including         Shares
                                                                        Escrow Shares)

                                                                           Open TV          Open TV
                                                                            shares           shares
                                                      (Pounds)
Mr Jasper Smith              15,774,589 ordinary
96 Oakley Street             shares
London SW3 5NR                                           963,822           627,775          108,028
England                      3,183 "A" ordinary
                             shares

Mr Mark Rock                 15,774,589 ordinary
20 Berwyn Road               shares                      963,627           627,648          108,006
London SE24 9DB
England

Media &                      11,771,242                  719,073           468,361           80,596
Technology Group Limited     ordinary shares
Tropic Isle Building
PO Box 438
Road town
Tortola
British Virgin Islands

                                   SCHEDULE 1B

                 Non-Principal Shareholders and Option holders

            (1)                   (2)                      (3)                      (4)             (5)

   Name and Address of         Number of            Number of Options               Cash           Shares
          Vendor                Company                                           Component       Component
                                Shares
                                                                                   (Pounds)       (Open TV
                                                                                                   shares)
James Beveridge
Westwood Hedgerow
Buckinghamshire SL9 OHD          324,750                                    -       19,838           17,620

Howard Waterfall                 955,148                                            58,347           51,825
Flat 3
50 Dorchester Road                           19,102 Options (approved)               1,706 (*)            -
London W2 6ET                                granted at (Pounds)0.157 per share

                                             159,191 Options (approved)                  -                -
                                             granted at (Pounds)1.04 per share

Christian Fernandez              955,148                                            58,347           51,825
Flat 10
24 Rathbone Street                           191,029 Options (approved)             16,929 (*)            -
London W1P 1NA                               granted at (Pounds)0.157 per share

                                             420,262 Options (approved)             37,680 (*)            -
                                             granted at (Pounds)0.157 per share

                                             1,273,528 Options (unapproved)
                                             granted at                            227,538 (*)       34,131 (*)
                                             (Pounds)0.157 per share

Noah Harris                      716,361                                            43,761           38,868
Flat 1
6 King Edwards Road                          19,102 Options (approved)               1,706 (*)            -
London Fields                                granted at (Pounds)0.157 per share
London E9 7SF

Nicholas Briggs                  716,361                                            43,761           38,868
Unit 3
6-12 Triangle Road                           19,102 Options (approved)               1,706 (*)            -
London E8 3RP                                granted at (Pounds)0.157 per share

Wayne Thornill                               477,600 Options

62A Clapham Common                           (unapproved) granted at             113,775 (*)       17,066 (*)
West Side                              0     (Pounds)0.157 per share
London SW4 9AV                               159,200 Options (unapproved)
                                             granted at (Pounds)0.157 per share

Andrew Fearon                                608,144 Options (unapproved)
"Brooms"                               0     granted at (Pounds)0.157 per share  108,655 (*)       16,298 (*)
Langley Lower Green
Saffron Waldon
Essex CB11 4JB

Sky New Media Ventures Plc     5,969,677                                -        364,671          323,903
Grant Way
Isleworth
Middlesex  TW7 QD

HSBC Investment Bank Plc       2,654,058                                -        162,129          144,004
Thames Exchange
10 Queen Street
London EC4R 1BL

Greenwood Nominees             4,807,692                                -        293,689          260,856
Limited (Account CNEAF)

(*) Tax to be withheld at source by the Company on the aggregate value of these gross amounts based on the marginal tax rates of the Optionholders on the date of Completion.

-------------------------------------------------------------------------------------------------------------
      Name of Option holder with            Number of Options                 Cash Component (*)
           Approved Options
-------------------------------------------------------------------------------------------------------------
 Options granted at (Pounds)0.157 per
 share
-------------------------------------------------------------------------------------------------------------
D   Park                                            57,308                (Pounds)                  5,120
-------------------------------------------------------------------------------------------------------------
T  Swift                                            57,308                (Pounds)                  5,120
-------------------------------------------------------------------------------------------------------------
D  Toll                                             57,308                (Pounds)                  5,120
-------------------------------------------------------------------------------------------------------------
N   Scott                                           57,308                (Pounds)                  5,120
-------------------------------------------------------------------------------------------------------------
A   McKechnie                                       57,308                (Pounds)                  5,120
-------------------------------------------------------------------------------------------------------------
S   McCarthy                                        19,102                (Pounds)                  1,706
-------------------------------------------------------------------------------------------------------------
S   Hollowell                                      114,617                (Pounds)                 10,239
-------------------------------------------------------------------------------------------------------------
S   Lebreton                                        19,102                (Pounds)                  1,706
-------------------------------------------------------------------------------------------------------------
A   Sandoz                                          19,102                (Pounds)                  1,706
-------------------------------------------------------------------------------------------------------------
A   Wilcox                                          57,308                (Pounds)                  5,120
-------------------------------------------------------------------------------------------------------------
D   McSweeney                                      318,381                (Pounds)                 28,442
-------------------------------------------------------------------------------------------------------------
N   Garrigan                                        19,102                (Pounds)                  1,706
-------------------------------------------------------------------------------------------------------------
A   Parker                                          19,102                (Pounds)                  1,706
-------------------------------------------------------------------------------------------------------------
A   Welch                                          318,381                (Pounds)                 28,442
-------------------------------------------------------------------------------------------------------------
S   Law                                                                                                 0
-------------------------------------------------------------------------------------------------------------
D   Capstick                                        19,102                (Pounds)                  1,706
-------------------------------------------------------------------------------------------------------------
C   Rose                                            19,102                (Pounds)                  1,706
-------------------------------------------------------------------------------------------------------------
N   Wheeler                                         19,102                (Pounds)                  1,706
-------------------------------------------------------------------------------------------------------------
A   Fox                                             19,102                (Pounds)                  1,706
-------------------------------------------------------------------------------------------------------------
C   Cardwell                                        57,308                (Pounds)                  5,120
-------------------------------------------------------------------------------------------------------------
D   Still                                           19,102                (Pounds)                  1,706
-------------------------------------------------------------------------------------------------------------
M   Charras                                         19,102                (Pounds)                  1,706
-------------------------------------------------------------------------------------------------------------
C   Biscoe                                          19,102                (Pounds)                  1,706
-------------------------------------------------------------------------------------------------------------
D   Synnott                                         19,102                (Pounds)                  1,706
-------------------------------------------------------------------------------------------------------------
A   Park                                            19,102                (Pounds)                  1,706
-------------------------------------------------------------------------------------------------------------
Jeff Zie                                           120,985                (Pounds)                 10,808
-------------------------------------------------------------------------------------------------------------
David Bishop                                        57,308                (Pounds)                  5,120
-------------------------------------------------------------------------------------------------------------
Philippe Fau                                        57,308                (Pounds)                  5,120
-------------------------------------------------------------------------------------------------------------
Laurence Pasinisi                                   9,551                 (Pounds)                    853
-------------------------------------------------------------------------------------------------------------
Lisa Howell                                         9,551                 (Pounds)                    853
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

                                          Number of Options (Approved)
Name of Option holder with              Options granted at (Pounds)1.04 per
          Approved Options                            share)                                 Cash Component
-------------------------------------------------------------------------------------------------------------
Eric Zie                                            57,308                (Pounds)                    0
-------------------------------------------------------------------------------------------------------------
Caroline Rominelli                                  19,102                (Pounds)                    0
-------------------------------------------------------------------------------------------------------------
Russell Haskins                                     57,308                (Pounds)                    0
-------------------------------------------------------------------------------------------------------------
Peter Lilley                                       114,617                (Pounds)                    0
-------------------------------------------------------------------------------------------------------------
Mark Fone                                           31,828                (Pounds)                    0
-------------------------------------------------------------------------------------------------------------

(*) Tax to be withheld at source by the Company on the aggregate value of these gross amounts based on the marginal tax rates of the Optionholders on the date of Completion.

                                  SCHEDULE 2

                            Details of the Company

THE COMPANY
-----------


1.    Registered number:     03982630

2.    Address of registered office: Static 2358 Holdings Limited
                                    5 Old Street
                                    London
                                    EC1V 9HL

3.    Date and place of incorporation:      28/04/2000  England and Wales

4.    Authorised share capital:     (Pounds)15,000,000
                                    120,600,000 Ordinary Shares of 10p each
                                    6,000,000 A Ordinary Shares of 10p each; and
                                    2,340,000 B Shares at (Pound)1 each.

5.    Issued share capital:         60,422,797 Ordinary Shares
                                    3,183 A Ordinary Shares


6.    First Series Zero Coupon

      Convertible Unsecured Loan

      Notes 2002:                           2,450,000 (issued on 26 May 2000) in
                                            the name of HSBC Investment Bank Plc



      Second Series Zero Coupon

      Convertible Unsecured Loan

      Notes 2002:                           1,200,000 (issued on 24 October
                                            2000) in the name of HSBC Investment
                                            Bank Plc

7.     Directors:     Paul Bustin
                      Jasper Smith
                      Wayne Thornhill

8.     Secretary:     Andrew Fearon

9.     Accounting Reference Date:  31 December

10.    Auditors:      Ernst & Young

                                  SCHEDULE 3

                               The Subsidiaries



Name of Subsidiary:                 Static 2358 Limited

Registered Number:                  03364451

Date and place of Incorporation:    28/04/1997 - England and Wales

Address of Registered Office:       Static 2358 Limited
                                    The Ground Floor, 5 Old Street
                                    London
                                    EC1V 9HL

Directors:                          Paul Bustin
                                    Andrew Fearon
                                    Mark Rock
                                    Jasper Smith
                                    Wayne Thornhill

Secretary:                          Andrew Fearon

Auditors:                           Ernst & Young

Accounting Reference Date:          30/06/2001

Authorised Share Capital:           200,000 Ordinary Shares of 10p each
                                    25,000 A Ordinary Shares of 10p each

Issued Share Capital:               174,670 Ordinary Shares of 10p each and 11 A
                                    Ordinary Shares of 10p each

Registered Shareholders & identity of beneficial owners:  The Company

Company number:                     B430 085 191

Registered name:                    STATIC 2358 FRANCE SARL

Registered address:                 48 rue Montmartre, 75002, Paris

Date of incorporation:              28 March 2000

Former name(s) (if any)             N/A

Date of name changes (if any):      N/A

Authorised share capital:           765,294 Euros

Shareholders:                       (1) Static 2358 Limited
                                    (2) Andrew Fearon

Directors and Co. Sec:              Jasper Smith
                                    Wayne Thornhill
                                    Andrew Fearon
                                    Christian Fernandez

Auditors:                           Ernst & Young

Company number:                   001432106

Registered name:                  STATIC 2358 (US) Inc

Former name(s) (if any):          Static 2358 (US) Ltd Inc

Date of name changes (if any):    25 August 2000

Date of incorporation:            10 July 2000

Registered Office:                615 South Dupont Highway, City of Dover,
                                  County of Kent, State of Delaware, 19901

Executive Office:                 30 West 21/st/ Street, 5/th/ Floor, New York,
                                  10020

Authorised share capital:         1,000 shares of common stock of the par value
                                  of US$0.01 each
                                  100 shares allocated

Shareholders:                     Static 2358 Limited

Directors and Co. Sec:            Jasper Smith (Chairman, President and CEO)
                                  Wayne Thornhill (CFO and treasurer)
                                  Andrew Fearon (General Counsel and Secretary)
                                  Howard Waterfall (Chief Technology Officer)

Fiscal year:                      ends 31/st/ December

Auditors:                         Ernst & Young

                                  SCHEDULE 4A


                                  Warranties


1.   Corporate Matters
     -----------------


1.1 The Vendor is the beneficial owner of the Sale Shares set opposite his or its name in column (2) of Schedule 1A, and sells, or procures the sale, free and clear of any lien, charge, option, right of pre-emption or other encumbrance or third party right whatsoever (other than those set out in the Articles of Association and/or the Shareholders' Agreement). The Sale Shares of the Vendor that are being sold to the Purchaser hereunder when sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and free of restrictions on transfer (other than those set out in the Articles of Association of the Company and/or the Shareholders' Agreement) and will be sold in compliance with all applicable UK securities laws.

1.2 The information set out opposite the relevant Vendor's name in Schedule 1A, columns (1), (2) and (3) is true, complete and accurate.

1.3 HSBC is the beneficial owner of the Loan Notes, free and clear of any lien, charge, option, right of pre-emption or other encumbrance or third party right whatsoever. The Loan Notes that are being assigned to the Purchaser hereunder when assigned and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly transferred and free of restrictions on transfer. [This Warranty is given by HSBC only]

1.4 The information regarding the Loan Notes set out in Schedule 2 is true and accurate. True, complete and accurate copies of the Loan Notes have been supplied to the Purchaser. [This Warranty is given by HSBC only.]

2.   Power, Title, Authorisation and Regulation S
     --------------------------------------------

2.1 The Vendor has all requisite legal and, to the extent applicable, corporate power, and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement to be consummated by the Vendor. The execution, delivery and performance of this Agreement by the Vendor and the consummation of such transactions have been duly and validly authorised by all necessary action, including, if applicable, corporate action, by or on behalf of the Vendor. This Agreement and the agreements contemplated hereby to which the Vendor is a party has been duly executed and delivered by the Vendor and constitutes a valid and binding obligation of the Vendor, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and equitable remedies. No consent, approval, order or authorisation of, or registration, declaration or filing with, any governmental entity or third party is required by or with respect to the Vendor in connection with the execution and delivery of this Agreement by the Vendor or the consummation by each Vendor of the transactions contemplated hereby.

2.2 The Vendor represents that he has or will have, as at Completion, full right, power and authority to sell, transfer and deliver such Sale Shares to the Purchaser, and, upon delivery of the certificate or certificates therefor to the Purchaser and the Purchaser's payment for and acceptance thereof, will transfer to the Purchaser the Sale Shares with full title guarantee free and clear of any restriction, claim, lien, charge, encumbrance or equity whatsoever. No Vendor is party to any voting trust, agreement or arrangement affecting the exercise of the voting rights of the relevant shares.

2.3 There is no action, proceeding, claim or, to the Vendor's knowledge and belief, investigation against the Vendor or any of the Vendor's assets, properties or, as applicable, any of the Vendor's respective officers or directors, pending or, to the Vendor's knowledge and belief, threatened, at law or in equity, or before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency relating to or in any other manner impacting upon the ability of the Vendor to sell, and/or the title to, the Sale Shares owned by the Vendor.

2.4 The Vendor hereby acknowledges that he or it has read this Agreement and the other documents to be delivered by him or it in connection with the consummation of the transactions contemplated hereby and has made an independent examination of the transactions contemplated hereby (including the tax consequences thereof). The Vendor acknowledges that he has had an opportunity to consult with and has relied solely upon the advice, if any, of the Vendor's legal counsel, financial advisors, or accountants with respect to the transactions contemplated hereby to the extent the Vendor has deemed necessary, and has not been advised or directed by the Purchaser, the Company or their respective legal counsel or other advisors in respect of any such matters and has not relied on any such parties in connection with this Agreement and the transactions contemplated hereby.

2.5    The Vendor represents in respect of the New OpenTV Shares that:

2.5.1 the Vendor acknowledges that none of the New OpenTV Shares to be issued to him or it have been or will be registered under the Securities Act, and such securities, to the extent offered, are being offered to the Vendor outside the United States in reliance on Regulation S under the Securities Act ("Regulation S");

2.5.2 the Vendor is not a US person (as defined in Regulation S) and is not acquiring the New OpenTV Shares for the account or benefit of any such US person, and, if the Vendor is a resident of Ontario, Canada, each the Vendor makes the additional acknowledgements set out in Schedule 4B.

2.5.3 for a period of 40 days following the Completion, the Vendor will not resell the New OpenTV Shares except: (i) pursuant to registration of the New OpenTV Shares under the Securities Act, (ii) in offshore transactions outside the United States in accordance with Rule 903 or 904 of Regulation S, or (iii) pursuant to another available exemption from the registration requirements of the Securities Act; and the Vendor will not engage in hedging transactions with regard to the New OpenTV Shares unless in compliance with the Securities Act;

2.5.4 the Vendor acknowledges and accepts that the Purchaser is required pursuant to Regulation S to refuse to register the transfer of any New OpenTV Shares in violation of the restrictions stated in paragraph 2.5.3 of this Schedule, and in the event any

       Vendor breaches either paragraph 2.5.2 or 2.5.3 of this Schedule, then such Vendor accepts that the Purchaser is entitled to legend any relevant Certificate with the appropriate and applicable US securities legend.

                                  SCHEDULE 4B


            Additional Acknowledgements of the Canadian Shareholder


In addition to the representations set out in Schedule 4A, HW who is a resident of Ontario, Canada hereby acknowledges and confirms his agreement with the Purchaser that:


1.1 the New OpenTV Shares are being issued pursuant to exemptions from the prospectus filing and dealer registration requirements of applicable Canadian securities legislation; and


1.2 the New OpenTV Shares will be subject to resale restrictions under applicable Canadian securities legislation.

                                  SCHEDULE 4C

                             Purchaser's Warranties

1. The Purchaser and each subsidiary of the Purchaser which is a significant subsidiary as such term is defined under Rule 1.02 of Regulation S-X promulgated under the Exchange Act (collectively, the "Purchaser Subsidiaries") has been duly organised and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organisation, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Purchaser and each Purchaser Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Event for the Purchaser.


2. The copies of the Purchaser's Memorandum of Association and Articles of Association, each as amended through the date of this Agreement, that are available with the SEC, are current, complete and correct copies of those documents. The Purchaser is not in violation of any of the provisions of such Memorandum of Association and Articles of Association.


3. The authorized capital stock of the Purchaser consists of (i) 500,000,000 Class A Ordinary Shares, (ii) 200,000,000 Class B Ordinary Shares, and
     (iii) 500,000,000 Preference Shares. As of 31 December, 2000 34,829,632 Class A Ordinary Shares, 30,631,746 Class B Ordinary Shares and no Preference Shares were issued and outstanding, all of which issued and outstanding Shares were validly issued and are fully paid, nonassessable and, except as set forth in the Investors' Rights Agreement included as an Exhibit to the Purchaser's SEC Reports (as defined in clause 10 below), not subject to pre-emptive rights.

4. The New OpenTV Shares, upon issuance on the terms and conditions specified in this Agreement (i) will be duly authorised, validly issued, fully paid, nonassessable, (ii) will not be subject to pre-emptive rights, and (iii) will be free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges and other encumbrances or any nature whatsoever, other than as specifically contemplated by this Agreement or by law.


5. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement to be consummated by the Purchaser. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of such transactions have been duly and validly authorised by all necessary corporate action and no other corporate proceedings on the part of the Purchaser are necessary to authorise this Agreement or to consummate such transactions. This Agreement has been duly authorised and validly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.


6. The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement by the Purchaser will not:


6.1. conflict with or violate any provision of the Purchaser's Memorandum of Association or Articles of Association;


6.2. assuming that all relevant consents, approvals, authorisations and other actions have been obtained and all relevant filings and obligations have been made, conflict with or violate any law applicable to the Purchaser or by which any property or asset of the Purchaser is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Event for the Purchaser; or


6.3. result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any property or asset of the Purchaser under, any contract to which the Purchaser is a party or by which any of them or their assets or properties is or may be bound or affected, except for any such breaches, defaults or other occurrences which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Event for the Purchaser.


7. The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement by the Purchaser will not, require any consent, approval, authorisation or permit of, or filing with or notification to, any third party or governmental entity except (i) for applicable requirements of the Exchange Act, applicable requirements of the Securities Act, applicable requirements of Blue Sky Laws, the rules and regulations of the NASDAQ National Market and the Amsterdam Stock Exchange, applicable requirements of takeover statutes, applicable notification requirements of the anti-trust laws or any other laws, and (ii) where failure to obtain such consents, approvals, authorisations or permits, or to make such filings or notifications, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Event for the Purchaser.


8. The Purchaser is a "Foreign Issuer" as that term is defined in Regulation S promulgated under the Securities Act.


9. Each of the Purchaser and the Purchaser Subsidiaries is in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any governmental entity necessary for the Purchaser or any Purchaser Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "Purchaser Permits"), except where the failure to have, or the suspension or cancellation of, any of the Purchaser Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Event for the Purchaser, and, as of the date of this Agreement, no such suspension or cancellation of any of the Purchaser Permits is pending or, to the knowledge of the Purchaser, threatened, except where the failure to have, or the suspension or cancellation of, any of the Purchaser Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Event for the Purchaser. Neither the

     Purchaser nor any Purchaser Subsidiary is in conflict with, or in default or violation of, (i) any law applicable to the Purchaser or any Purchaser Subsidiary or by which any property or asset of the Purchaser or any Purchaser Subsidiary is or may be bound or affected or (ii) any Purchaser Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Event for the Purchaser.


10. The Purchaser has filed all forms, reports, schedules, statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act (collectively, including any such documents filed subsequent to the date of this Agreement, the "Purchaser SEC Reports"). The Purchaser SEC Reports, including any financial statements or schedules included or incorporated therein by reference, at the time they were filed, (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Purchaser SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Purchaser SEC Reports, in the light of the circumstances under which they were made, not misleading. No Purchaser Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable governmental entity.


11. Each of the consolidated balance sheets included in or incorporated by reference into the Purchaser SEC Reports (including the related notes and schedules) fairly presented, in all material respects, the consolidated financial position of the Purchaser as of the dates set forth in those consolidated balance sheets. Each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Purchaser SEC Reports (including any related notes and schedules) fairly presented, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Purchaser for the periods set forth in those consolidated statements of income and of cash flows, in each case in conformity with US Generally Accepted Accounting Principles ("GAAP") consistently applied throughout the periods indicated. All of such balance sheets and statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; provided, however, that the quarterly and annual profit and loss statements contained in those Purchaser SEC Reports made on Form 6-K and Form 6-K/A that have incorporated the Purchaser's quarterly earnings press releases were accounted in accordance with GAAP but presented in a format alternative to GAAP presentation.


12. Except as and to the extent set forth on the consolidated balance sheet of the Purchaser as of December 31, 2000, including the related notes, neither the Purchaser nor any Purchaser Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2000 that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Event for the Purchaser.


13. Since 31 December, 2000 except as set forth in the Purchaser SEC Reports, the Purchaser has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any Material Adverse Event for the Purchaser.

                                  SCHEDULE 5


                      Principal Share Purchase Agreement

IN WITNESS WHEREOF the parties hereto have executed this document on the date
------------------
appearing at the head hereof.


Signed by

/s/ James Beveridge
------------------------
JAMES BEVERIDGE


Signed by

/s/ Howard Waterfall
------------------------
HOWARD WATERFALL


Signed by

/s/ Christian Fernandez
------------------------
CHRISTIAN FERNANDEZ


Signed by

/s/ Noah Harris
------------------------
NOAH HARRIS


Signed by

/s/ Nicholas Briggs
------------------------
NICHOLAS BRIGGS

Signed by

/s/ Wayne Thornhill
------------------------
WAYNE THORNHILL

Signed by

/s/ Andrew Fearon
------------------------
ANDREW FEARON

Signed by

/s/ Roger Blundell
---------------------------
for and on behalf of
SKY NEW MEDIA VENTURES PLC



Signed by

/s/ [Illegible]
---------------------------
for and on behalf of
HSBC INVESTMENT BANK PLC



Signed by

CAZENOVE NEW EUROPE ACCESS FUND NO. 1 LIMITED PARTNERSHIP
acting by its general partner
CAZENOVE NEW EUROPE (GP) LIMITED,
acting by its duly authorised attorney Catrina Holme
                                       -------------------
(without personal liability)

/s/ Catrina Holme
--------------------------
in the presence of:

Signature of Witness: /s/ Hilary Meyrick

Name: Hilary Meyrick

Address: 12 Tokenhouse Yard, London EL2R 7AN

Occupation: Venture Capitalist

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Signed by
CAZENOVE NEW EUROPE ACCESS FUND NO. 2 LIMITED PARTNERSHIP acting by its general partner
CAZENOVE NEW EUROPE (GP) LIMITED,
acting by its duly authorised attorney Catrina Holme
                                       ----------------------
(without personal liability)

/s/ Catrina Holme
----------------------
in the presence of:

Signature of Witness: /s/ Hilary Meyrick

Name: As above

Address: As above

Occupation: As above


Signed by

/s/ Scott Ray
-----------------------
for and on behalf of
OPENTV CORP

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